This prospectus supplement relates to an effective registration statement under the Securities Act of 1933 and is subject to completion or amendment. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any  State in which offer, solicitation or sale would be unlawful prior to registration under the securities laws of any State.

Pursuant to Rule 424(b)(3)

Registration No. 333-50090
Subject to completion

Preliminary Prospectus Supplement to Prospectus Dated January 2, 2001

$

Global Landmark Securities ™ (“GlobLS ™ ”)

Ford Motor Credit Company

$                        % GlobLS due                   , 2006

$                        % GlobLS due                   , 2011

     Ford Credit will issue the     % GlobLS due                , 2006 (the “5-Year Notes”) and the     % GlobLS due                , 2011 (the “10-Year Notes” and, together with the 5-Year Notes, the “Notes”). The 5-Year Notes will mature on                , 2006 and will pay interest semi-annually beginning           2001. The 10-Year Notes will mature on                , 2011 and will pay interest semi-annually beginning           2001. The Notes may not be redeemed prior to their respective maturities.

     Ford Credit will apply to have the Notes listed and traded on the Luxembourg Stock Exchange and the Singapore Exchange Securities Trading Limited.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement and the accompanying Prospectus. Any representation to the contrary is a criminal offense.

	Per		Per
	5-Year		10-Year
	Note	Total	Note	Total

Initial public offering price	%	$	%	$

Underwriting discounts and commissions	%	$	%	$

Proceeds, before expenses, to Ford Credit	%	$	%	$

     The initial public offering prices above do not include accrued interest. Interest on the Notes will accrue from                , 2001 and must be paid by the purchaser if the Notes are delivered to the Underwriters after                , 2001. Ford Credit expects that delivery of the Notes will be made to investors on or about                , 2001.

Joint Book-Running Managers

Deutsche Banc Alex. Brown	Goldman, Sachs & Co.	Morgan Stanley Dean Witter

Prospectus Supplement dated January   , 2001.

TABLE OF CONTENTS

RECENT DEVELOPMENTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION CONCERNING FORD CREDIT
INFORMATION CONCERNING FORD
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

TABLE OF CONTENTS

Prospectus Supplement

      You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. No one is authorized to provide you with different information.

     The Notes are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of the documents.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document or the Prospectus.

     The Singapore Exchange Securities Trading Limited assumes no responsibility for the correctness of any of the statements or opinions made or reports contained in this Prospectus Supplement and accompanying Prospectus. Admission to the Official List is not to be taken as an indication of the merits of the issuer or of the Notes.

     This Prospectus Supplement and accompanying Prospectus include particulars given in compliance with the requirements of the Singapore Exchange Securities Trading Limited for the purpose of giving information with regard to Ford Credit. Ford Credit accepts full responsibility for the accuracy of the information contained in this Prospectus Supplement and accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

     Offers and sales of the Notes are subject to restrictions in relation to the United Kingdom, The Netherlands, Singapore and Japan, details of which are set out in “Underwriting” below. The distribution of this Prospectus Supplement and accompanying Prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law.

     In this Prospectus Supplement and accompanying Prospectus, unless otherwise specified or the context otherwise requires, references to “dollars”, “$” and “U.S.$” are to United States dollars.

IN CONNECTION WITH THE OFFERING, ONE OF THE UNDERWRITERS,             , ON BEHALF OF THE UNDERWRITERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKETS OR OTHERWISE, SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

DESCRIPTION OF NOTES

      This description of terms of the Notes adds information to the descriptions of the general terms and provisions of Debt Securities in the Prospectus. If this summary differs in any way from the summary in the Prospectus, you should rely on this summary. The Notes are part of the Debt Securities registered by Ford Credit in January 2001 to be issued on terms to be determined at the time of sale.

The Notes

      The 5-Year Notes initially will be limited to $          aggregate principal amount and the 10-Year Notes initially will be limited to $               . The Notes will be unsecured obligations of Ford Credit and will mature on             , 2006 and             , 2011, respectively. The Notes will bear interest from             , 2001 at the rates per annum set forth on the cover page of this Prospectus Supplement. Interest will be payable on             and             of each year, commencing             , 2001, to the registered holder thereof at the close of business on the 15th day preceding each such interest payment date, subject to certain exceptions. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The Notes are not subject to redemption prior to maturity. Ford Credit may, without the consent of the holders of the 5-Year Notes or the 10-Year Notes, issue additional notes of either series having the same ranking and the same interest rate, maturity and other terms as such series of Notes. Any additional notes will, together with the 5-Year Notes or the 10-Year Notes as the case may be, constitute a single series of the respective series of Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to such series.

RECENT DEVELOPMENTS

      In the fourth quarter of 2000, Ford declared and paid to Ford FSG, Inc. dividends totalling $114.1 million.

UNDERWRITING

      Ford Credit is selling each series of Notes to the Underwriters named below under an Underwriting Agreement dated January   , 2001 and related Pricing Agreements each dated January   , 2001. The Underwriters, and the amount of Notes each of them has agreed to purchase from Ford Credit are as follows:

Principal Amount of
Underwriters	5-Year Notes

Deutsche Banc Alex. Brown Inc.	$

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Total	$

Principal Amount of
Underwriters	10-Year Notes

Deutsche Banc Alex. Brown Inc.	$

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Total	$

      Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreements, if the Underwriters take any of the Notes of a series, then they are obligated to take and pay for all of the Notes of that series.

      The Underwriters have advised Ford Credit that they propose initially to offer all or part of the Notes directly to retail purchasers at the respective initial public offering prices set forth on the cover page of this Prospectus Supplement, and to certain securities dealers at such price less a concession not in excess of     % and     % of the principal amount of the 5-Year Notes and the 10-Year Notes, respectively. The Underwriters may allow, and such dealers may reallow, a concession not in excess of     % and     % of the principal amount of the 5-Year Notes and the 10-Year Notes, respectively, to certain other dealers. After the Notes are released for sale to the public, the offering price and other selling terms with respect to each series of Notes may from time to time be varied by the Underwriters.

      The Notes are offered for sale in the United States, Europe and Asia.

      Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying Prospectus or any other offering material relating to the Notes, in or from any jurisdiction outside the United States except under circumstances that will, to the best knowledge and belief of such Underwriter, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Ford Credit except as set forth in the Underwriting Agreement and the Pricing Agreements.

      Each Underwriter acknowledges that this Prospectus Supplement and the accompanying Prospectus have not been registered with the Registrar of Companies in Singapore and that the Notes are offered in Singapore pursuant to an exemption invoked under section 106C of the Companies Act, Chapter 50 of Singapore (the “Singapore Companies Act”). Accordingly, each Underwriter has represented and agreed that the Notes may not be offered or sold, nor may this Prospectus Supplement and accompanying Prospectus or any other offering document or material relating to the Notes be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other body or person specified in section 106C of the Singapore Companies Act, or (2) to a sophisticated investor specified in section 106D of the Singapore Companies Act, or (3) otherwise pursuant to, and in accordance with the conditions of section 106E(2) of the Singapore Companies Act or any other applicable exemption invoked under Division 5A of Part IV of the Singapore Companies Act.

      Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

      Each Underwriter has represented and agreed that (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986, with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

      The Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any reoffering, and neither this Prospectus Supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and articles with a treasury department, who or which trade or invest in securities as part of their business or profession.

      Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the relevant issue price set forth on the cover page hereof.

      Each series of the Notes is a new issue of securities with no established trading market. Ford Credit has been advised by the Underwriters that they intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the Notes.

      In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of any series of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position with respect to such series of Notes. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of any series of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

      All secondary trading in the Notes will settle in immediately available funds. See “Description of Notes — Same-Day Settlement and Payment”.

      It is expected that delivery of the Notes will be made against payment therefor on or about                , 2001, which is the fourth business day following the date hereof (such settlement cycle being herein referred to as “T+  ”). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the next succeeding business day may be affected by the T+   settlement.

      Ford Credit has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Ford Credit estimates that it will spend approximately $1,800,000 for printing, registration fees, rating agency and other expenses related to the offering of the Notes. The Underwriters have agreed to reimburse Ford Credit for certain of its expenses incurred in connection with the offering of the Notes.

      In the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with Ford Credit and certain of its affiliates.

LEGAL OPINIONS

      The legality of the Notes offered by Ford Credit hereby will be passed on for Ford Credit by R.P. Conrad, Esq., Assistant Secretary and Associate Counsel—Corporate of Ford or other counsel satisfactory to the Underwriters. The legality of the Notes offered hereby will be passed on for the Underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York. Mr. Conrad is a full-time employee of Ford, and owns and hold options to purchase, shares of common stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

Ford Motor Credit Company

$42,700,000,000

Debt Securities

          This Prospectus is part of two registration statements that Ford Motor Credit Company filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, Ford Credit may, from time to time, sell the debt securities described in this Prospectus in one or more offerings up to a total dollar amount of $42,700,000,000.

      This Prospectus provides you with a general description of the debt securities Ford Credit may offer. Each time Ford Credit sells debt securities, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement also may add, update or change information contained in this Prospectus.

      You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

      Ford Credit’s principal executive offices are located at:

          Ford Motor Credit Company
          One American Road
          Dearborn, Michigan 48126
          313-322-3000

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 2, 2001.

     You should rely only on the information contained or incorporated by reference in this Prospectus and in any accompanying Prospectus Supplement. No one has been authorized to provide you with different information.

     The debt securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of the documents.

i

WHERE YOU CAN FIND MORE INFORMATION

      Ford Motor Credit Company (“Ford Credit”) files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Ford Credit files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

      The SEC allows Ford Credit to “incorporate by reference” the information Ford Credit files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this Prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the debt securities has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the “First Quarter 10-Q Report”).

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (the “Second Quarter 10-Q Report”).

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the “Third Quarter 10-Q Report”)

•	Current Reports on Form 8-K dated January 10, 2000, January 25, 2000, January 28, 2000 (the “January 2000 8-K Report”), February 2, 2000, February 4, 2000, March 8, 2000, March 15, 2000, March 16, 2000, April 19, 2000, June 5, 2000, June 14, 2000, July 14, 2000, July 19, 2000, July 31, 2000, September 11, 2000, September 14, 2000, September 21, 2000, October 18, 2000, November 1, 2000, November 2, 2000, December 1, 2000 and December 22, 2000.

      These reports include information about Ford Motor Company (“Ford”) as well as information about Ford Credit.

      You may request copies of these filings at no cost, by writing or telephoning Ford Credit at the following address:

       Ford Motor Credit Company

       One American Road
       Dearborn, MI 48126
       Attn: Corporate Secretary
       (313) 594-9876

INFORMATION CONCERNING FORD CREDIT

      Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

      Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, Ford Credit provides these financing services in the United States, Europe, Canada, Australia, Indonesia, the Philippines and India to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

      Ford Credit also conducts insurance operations through The American Road Insurance Company (“American Road”) and its subsidiaries in the United States and Canada. American Road’s business consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

INFORMATION CONCERNING FORD

      Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. Ford is the world’s largest producer of cars and trucks combined.

      Ford’s business is divided into two business sectors, and it manages these sectors as three primary operating segments. These business sectors and operating segments are described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks

Financial Services:	Ford Motor Credit Company	vehicle-related financing, leasing and insurance
	The Hertz Corporation	rental of cars, trucks and industrial and construction equipment, and other activities

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of “earnings” to “fixed charges” for Ford Credit and Ford were as follows for each of the periods indicated:

	Nine Months
	Ended	Years Ended December 31
	September 30,
	2000	1999	1998		1997	1996	1995

Ford Motor Credit Company	1.3	1.3	1.3		1.3	1.3	1.3

Ford Motor Company*	1.8	2.0	3.7	**	1.9	1.6	1.6

*	Excludes earnings and fixed charges for nine months ended September 30, 2000 and years ended December 31, 1999 and 1998, of Visteon Corporation, Ford’s former automotive components and systems subsidiary, which was spun-off on June 28, 2000 and, for the second quarter of 2000, excludes the $2,252 million one-time, non-cash charge resulting from the spin-off.

**	Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of Ford’s interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 1.9.

      For purposes of the Ford Credit ratio:

           “earnings” mean the sum of:

•	Ford Credit’s pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, and

•	Ford Credit’s fixed charges.

           “fixed charges” mean the sum of:

•	interest Ford Credit pays on borrowed funds,

•	the amount Ford Credit amortizes for debt discount, premiums and issuance expenses and

•	one-third of all rental expenses of Ford Credit (the portion deemed representative of the interest factor).

      For purposes of the Ford ratio:

           “earnings” mean the sum of:

•	Ford’s pre-tax income,

•	the pre-tax income of Ford’s majority-owned subsidiaries, whether or not consolidated,

•	Ford’s proportionate share of the income of any fifty-percent-owned companies,

•	any income Ford received from less-than-fifty-percent-owned companies, and

•	Ford’s fixed charges.

           “fixed charges” mean the sum of:

•	the interest Ford pays on borrowed funds,

•	the preferred stock dividend requirements of Ford’s consolidated subsidiaries and trusts,

•	the amount Ford amortizes for debt discount, premium, and issuance expense, and

•	one-third of all rental expenses of Ford (the proportion deemed representative of the interest factor).

USE OF PROCEEDS

      Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the debt securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

      Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

DESCRIPTION OF DEBT SECURITIES

      Ford Credit will issue debt securities in one or more series under an Indenture, dated as of February 1, 1985, as supplemented, between Ford Credit and The Chase Manhattan Bank (the “Trustee”). The Indenture may be supplemented further from time to time.

      The Indenture is a contract between Ford Credit and The Chase Manhattan Bank acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against Ford Credit if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for Ford Credit.

      The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. Ford Credit filed the Indenture as an exhibit to the registration statement, and suggests that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens and Merger and Consolidation. Throughout the summary Ford Credit has included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

      The specific terms of each series of debt securities will be described in the particular Prospectus Supplement relating to that series. The Prospectus Supplement may or may not modify the general terms found in this Prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this Prospectus and the Prospectus Supplement relating to that particular series.

General

      The debt securities offered by this Prospectus will be limited to a total amount of $42,700,000,000, or the equivalent amount in any currency. The Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

      The Prospectus Supplement which will accompany this Prospectus will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued or payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in physical or global form;

•	any special tax implications, including provisions for original issue discount; and

•	any other terms.

      The debt securities will be unsecured obligations of Ford Credit. The debt securities will rank equally with Ford Credit’s other unsecured and unsubordinated indebtedness (parent company only).

      Unless the Prospectus Supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by Ford Credit in immediately available funds.

Limitation on Liens

      If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

      The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see “Limitation on Liens” above) without equally and ratably securing the Indenture Securities. (Section 8.03).

Events of Default and Notice Thereof

      The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the Prospectus Supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

      If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

      The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

      Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

      Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Modification of the Indenture

      With certain exceptions, Ford Credit’s rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Global Securities

      Unless otherwise stated in the Prospectus Supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with, or on behalf of,

The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

      While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name;

•	You will not be able to receive a physical certificate for the debt securities;

•	Ford Credit’s obligations, as well as the obligations of the Trustee and any of Ford Credit’s agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once any payment under a series of debt securities is made to DTC, neither Ford Credit nor the Trustee will have any further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it;

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither Ford Credit nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution;

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates; and

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

      A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the Prospectus Supplement.

PLAN OF DISTRIBUTION

      Ford Credit may sell the debt securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

      Ford Credit may use agents to sell the debt securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

By Underwriters

      Ford Credit may sell the debt securities to underwriters. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the debt securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

      Ford Credit may sell debt securities directly to you. In this case, no underwriters or agents would be involved.

General Information

      Any underwriters or agents will be identified and their compensation described in a Prospectus Supplement.

      Ford Credit may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, Ford Credit or its subsidiaries in the ordinary course of their respective businesses. The Chase Manhattan Bank, Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford Credit, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

LEGAL OPINIONS

      Richard P. Conrad, Esq., who is Ford Credit’s Associate Counsel-Corporate and Assistant Secretary, or another Ford Credit attorney, will provide Ford Credit an opinion about the legality of the debt securities. Mr. Conrad owns, and such other attorney likely would own, Common Stock of Ford and options to purchase shares of Common Stock of Ford.

EXPERTS

      The financial statements and schedules included in the 1999 10-K Report and the January 2000 8-K Report have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants. These financial statements are incorporated by reference in this Prospectus and in the registration statement in reliance upon PwC’s report on those financial statements given on their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information of Ford Credit for the periods ended March 31, 2000 and 1999, June 30, 2000 and 1999 and September 30, 2000 and 1999 included in the First Quarter 10-Q Report, the Second Quarter 10-Q Report and the Third Quarter 10-Q Report respectively incorporated by reference in this Prospectus, PwC have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports included in the First Quarter 10-Q Report, the Second Quarter 10-Q Report and the Third Quarter 10-Q Report state that they did not audit and they do not express an opinion on that interim financial information.